Exhibit 10.31
AGREEMENT TO EXTEND AND MODIFY GAS DISTRIBUTION SYSTEM
THIS AGREEMENT, made and entered into this 19th day of March, 2007, by and between Ohio Valley Gas Corporation, an Indiana corporation, hereinafter referred to as “Company”, and Cardinal Ethanol, LLC, an Indiana corporation, hereinafter referred to as “Customer”.
WITNESSETH:
WHEREAS, Customer has developed plans to construct and operate an ethanol production facility in Randolph County, Indiana, and has need for natural gas transportation services for said facility beginning on or about June 1, 2008, which date shall hereinafter be referred to as the “anticipated in-service date”, and
WHEREAS, Company is a natural gas distribution utility operating under the jurisdiction of the Indiana Utility Regulatory Commission (“Commission”), and is certificated by said Commission to provide natural gas service in Randolph County, Indiana, and specifically in that part of Randolph County, Indiana in which Customer’s planned facility is to be located, and
WHEREAS, Company’s existing distribution system will require modification and extension to provide the transportation services desired by Customer.
NOW THEREFORE, the parties hereto do hereby agree as follows with regard to completion of the required distribution system extension and modifications, to-wit:
1.
Customer shall, upon the later of execution of this Agreement or by March 19, 2007, submit to Company payment in the amount of ONE HUNDRED FIFTY-NINE THOUSAND, SEVEN HUNDRED FIFTY DOLLARS ($159,750.00). Company’s receipt of such payment shall be considered as Customer’s official request for Company to proceed with the engineering, planning and right-of-way acquisition phases of the project.

2.
Company shall, upon execution of this Agreement and receipt of the payment set forth in 1. above, commence planning for the required modifications to, and extension of, its existing facilities as necessary to provide the desired natural gas transportation service to Customer’s proposed facility.

3.
Customer shall, on or before April 2, 2007, submit to Company additional payment in the amount of ONE HUNDRED FIFTY-NINE THOUSAND SEVEN HUNDRED FIFTY DOLLARS ($159,750.00) to allow for Company’s ordering of, and payment for, materials required to complete the required modifications to, and extension of, its existing facilities to provide the desired natural gas transportation service to Customer’s proposed facility.

4.
Customer shall, on or before July 1, 2007, submit to Company final payment in the amount of THREE HUNDRED NINETEEN THOUSAND, FIVE HUNDRED DOLLARS ($319,500.00) to allow for Company’s completion of the required modifications to, and extension of, its existing facilities and the required installation to Customer’s proposed facility.

5.
Company shall use its best efforts to complete the required modifications to, and extension of, its existing facilities on or before May 1, 2008 in order to meet the aforementioned “anticipated in-service date”.

6.	All monies paid by Customer to Company as set forth above shall be considered refundable to Customer in accordance with the following”
a.
Upon Customer’s payment to Company of each monthly billing for services rendered, the Company shall refund to Customer an amount equal to one-half (1/2) of the amount paid in throughput charges as set forth in the Long-Term Transportation Service Contract for Redelivery of Natural Gas, which Contract will, upon its execution, be incorporated into this Agreement by reference.

b.
This refund process shall continue until all monies paid hereunder have been refunded to Customer by Company as set forth above, or for the first three (3) years of service commencing with the actual “in-service” date, whichever period is shorter.

c.
If, at the end of the three (3) year refund period set forth above, all pre-paid amounts have not been refunded to Customer, the Company shall have the option, at its sole discretion, of either continuing the refund process for up on one (1) additional year, or retaining any such remaining pre-paid amount as a non-refundable contribution-in-aid-of-construction.

IT IS FURTHER AGREED, that Customer will be required to complete all necessary documentation to establish itself as an “off-system” transportation customer of Company, and that it will be subject to the collection of a security deposit (prior to the commencement of service) as provide in Company’s General Rules and Regulations for Gas Service as approved by the Commission.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.

CUSTOMER	COMPANY
Cardinal Ethanol, LLC	Ohio Valley Gas Corporation

/s/ Troy Prescott By: Troy A. Prescott	/s/ Ronald L. Loyd Ronald L. Loyd
President	Vice President and General Manager